Exhibit 1.01

Verizon Communications Inc. Conflict Minerals Report for Calendar Year 2014

This is the Conflict Minerals Report (“CMR”) of Verizon Communications Inc. (“Verizon”, “Company” or “we”) for the reporting period covering January 1, 2014 through December 31, 2014 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Conflict Minerals Rule”) and Form SD.

Introduction

The Conflict Minerals Rule requires issuers to annually file a Form SD with the United States Securities and Exchange Commission to disclose information regarding the use and origin of “Conflict Minerals” necessary for the functionality or production of products manufactured or contracted to be manufactured by such issuer. Under the Conflict Minerals Rule, “Conflict Minerals” currently include columbite-tantalite (coltan), cassiterite, gold, wolframite, and also their derivatives tantalum, tin and tungsten. We refer to gold, tantalum, tin and tungsten collectively as “3TG”. The purpose of the Conflict Minerals Rule is to discover if covered issuers’ use of 3TG may have directly or indirectly financed or benefitted armed groups in the Democratic Republic of Congo and its adjoining countries (the “DRC Region”).

This CMR describes how Verizon’s Conflict Minerals due diligence program is designed, as well as what steps have been taken to implement the due diligence program and determine in good faith the country of origin, source, and chain of custody of the minerals used in the Verizon products that are within the scope of the Conflict Minerals Rule (see “Product Description and Determination”).

This CMR is based on information available at the time of filing. This CMR may contain forward-looking statements regarding steps to be taken in the future as we improve our due diligence measures with respect to 3TG, and those statements are subject to risks and uncertainties. References to any website in this Form SD or CMR do not incorporate information from that website within this filing.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source Conflict Minerals, (3) internal and external resource constraints, and (4) political and regulatory developments, whether in the DRC Region, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this CMR. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this CMR or to reflect the occurrence of unanticipated events.

Reasonable Country of Origin Inquiry

In accordance with the Conflict Minerals Rule, Verizon’s compliance process includes a “reasonable country of origin inquiry” (“RCOI”) seeking the location of the smelters or refiners used to refine or process the 3TG used in products that are within the scope of the Conflict Minerals Rule. Verizon requested that its relevant supplier complete a Conflict Minerals Reporting Template (the “CFSI Template”) to support our Conflict Minerals due diligence program. The CFSI Template was developed by the Conflict Free Sourcing Initiative (the “CFSI,” see http://www.conflictfreesourcing.org) to assist companies in determining the smelters or refiners contributing 3TG to their products.

With respect to the products described in the “Product Description and Determination” section of this CMR (the “Covered Products”), Verizon received a CFSI Template response from its supplier that jointly covered both products. Therefore Verizon could not definitely determine which smelter/refiner contributed to which specific Verizon product. Certain areas of the CFSI Template submission we received were incomplete.

Verizon is a member of the CFSI. As a CFSI member, Verizon has access to country of origin information for smelters/refiners known to CFSI. Some of the smelters/refiners disclosed by our supplier were indicated by the CFSI country of origin data to source 3TG from the DRC Region. Accordingly, Verizon is required to exercise due diligence on the source and chain of custody of the 3TG within the affected Verizon products. Verizon’s due diligence process is described below.

Due Diligence Framework

Verizon designed its due diligence process to conform, in all material respects, with the Organization for Economic Cooperation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements (the “OECD Framework”) as applicable for “downstream companies” (as defined in the OECD Framework), taking into account Verizon’s position in the 3TG supply chain and the fact that Verizon does not typically contract to manufacture the products associated with its business, and typically has limited engagement with suppliers beyond its direct suppliers.

The OECD Framework recommends a five step process for Conflict Minerals due diligence. Verizon’s implementation of these five steps is described below.

STEP 1: ESTABLISHING STRONG COMPANY MANAGEMENT SYSTEMS

Verizon has taken the following steps to strengthen its company management systems with respect to Conflict Minerals matters:

• Established a Conflict Minerals Policy. Our Conflict Minerals policy communicates Verizon’s perspective regarding the use of Conflict Minerals, our support of certain cross-industry efforts to address them, and our intent to avoid sourcing 3TG that directly or indirectly benefit non-state armed groups. It also references (and excerpts) a section within our Supplier Code of Conduct devoted to Conflict Minerals. That Supplier Code of Conduct subsection sets forth expectations for our suppliers, including the need for suppliers to assist us with any required RCOI investigations, and the requirement that suppliers of applicable products complete a CFSI Template to support our Conflict Minerals due diligence programs.

Our Conflict Minerals policy can be found on the web at:

http://www.verizon.com/about/responsibility/policies/

• Created a Team of Appropriate Personnel to Support Conflict Minerals Due Diligence. We assembled an internal team to support our compliance plan. The team includes representatives from our Legal, Sustainability, Global Corporate Citizenship, Supply Chain, External Communications and Internal Audit functions, as well as the appropriate Sourcing teams responsible for managing relevant supplier relationships. Team members periodically review the goals for our Conflict Minerals compliance program, with Legal, Sourcing, Internal Audit and Supply Chain teams taking primary responsibility for supplier-facing diligence and compliance measures.

• Established a System of Controls and Transparency Over the Mineral Supply Chain.

Because Verizon does not typically contract to manufacture the products associated with our business, much of our visibility into the mineral supply chain must necessarily come via our suppliers. Verizon has inserted a detailed set of contractual provisions in its supply contracts for products within the scope of Verizon’s reporting obligations under the Conflict Minerals Rule. The provisions require the supplier to establish processes consistent with the Conflict Minerals Rule and the OECD Framework in order to determine the smelters or refiners from which the 3TG originates. The contract provision also requires Supplier’s periodic engagement with Verizon with respect to Conflict Minerals due diligence. The provision requires that the supplier complete and submit a CFSI Template for review by Verizon.

The contractual provisions described above are detailed and collaborative, requiring periodic meetings and resource dedication to assure that due diligence proceeds throughout each reporting period. The collaborative nature of the provisions is designed to strengthen engagement with our suppliers in accordance with the OECD Framework. The contractual provisions are separate and in addition to the Conflict Minerals-related obligations contained within our Supplier Code of Conduct and our Conflict Minerals policy.

• Provided a Company-level Grievance Mechanism. — In accordance with our public Supplier Code of Conduct, issues with respect to Conflict Minerals can be reported at any time to our Office of Ethics and Business Conduct through the VZ Compliance Guideline at 844-VZGUIDE (844.894.8433) (within the U.S.), (+)800.0.624.0007 (outside the U.S.), or online at www.verizonguideline.com.

STEP 2: IDENTIFYING AND ASSESSING RISKS

We use the CSFI Template for data collection. The contractual provisions referred to in Step 1 provide a schedule for delivery of the CFSI Template by suppliers first in draft and then final form, allowing additional time to address any ‘red flags’ as required by the Conflict Minerals Rule. Typically, the CFSI Template reflects the list of smelters or refiners known by the supplier, or reported to our direct supplier by its own sub-tier suppliers, that contribute 3TG contained in the product to which the CFSI Template relates. We then compare this list with CFSI’s smelter/refiner information.

STEP 3: RESPONDING TO IDENTIFIED RISKS

We conducted our first round of Conflict Minerals sourcing data collection in the third quarter of 2014. Upon receipt of CFSI Templates from our supplier, we analyzed the responses and where smelters/refiners were not listed as compliant with the CFSI audit protocols or were not listed as “active” (that is, having committed to undergo a CFSI facility audit) within CFSI’s audit program, we engaged our supplier for further information and a strategy to manage and mitigate identified risks. In response, we received a limited number of certifications with respect to several of those smelters not indicated to be compliant. We reported to management on the findings derived from the measures taken under Step 2 above. We also took or will take the additional steps described in the section below titled “Steps Taken Or To Be Taken in 2015 To Mitigate Risk And Improve Due Diligence.” Due to our downstream position in the supply chain, we believe that seeking information about 3TG smelters/refiners in our supply chain and otherwise participating in the CFSI program as described represents a reasonable effort to determine the mines or locations of origin of 3TG in our supply chain.

STEP 4: AUDITING SUPPLY CHAIN DUE DILIGENCE.

Because we do not have a direct relationship with any smelter or refiner for minerals contained in our products, we are unable to conduct audits of these entities. Instead, as recommended by the OECD Framework, we participate in industry initiatives for the development and implementation of a smelter/refiner audit program through our membership in the CFSI, which administers the Conflict Free Smelter audit program.

STEP 5: PUBLICALLY REPORTING ON SUPPLY CHAIN DUE DILIGENCE.

Our Form SD and CMR for 2014 are publicly available on Verizon’s website at http://www.verizon.com/about/financial-reporting-summary.

Results of Due Diligence. As a result of the due diligence described above, we identified, based on data we received from our supplier, 162 unique smelters or refiners contributing 3TG contained in our Covered Products for 2014.

Based on data we received from our supplier, we believe that the smelters/refiners listed (with their geographic location) on Annex I may have contributed 3TG to our Covered Products.

Of the 162 smelters or refiners identified, 82 were included on the CFSI list of certified Conflict Free Smelters as of February 2015. Based on data we have access to as members of the CFSI regarding compliant smelters/refiners, we believe that the 3TG used in our Covered Products from those smelters or refiners may have come from the countries listed on Annex II, or from recycled or scrap materials. Certain of the CFSI-compliant smelters/refiners have not disclosed their sourcing locations to CFSI, so additional countries may have contributed 3TG to those smelters/refiners.

Of the remaining 80 smelters or refiners, an additional 18 facilities were reflected as “active” within the CFSI audit program as of February 2015.

Consistent with our Conflict Minerals Policy, which encourages the responsible sourcing of minerals from within the DRC Region, five CFSI-compliant smelters or refiners sourced from within the DRC Region, and an additional four CFSI-compliant smelters or refiners sourced from the Democratic Republic of Congo itself.

We do not have additional information regarding the smelters/refiners not identified as compliant by the CFSI.

Steps Taken Or To Be Taken In 2015 To Mitigate Risk And Improve Due Diligence:

During the first quarter of 2015, members of Verizon’s Internal Audit team travelled to certain of our supplier’s locations in Taiwan and China and performed a review of certain aspects of our supplier’s Conflict Minerals practices as described in their CFSI Template submission to us. We obtained copies of our supplier’s Conflict Minerals policy and found that our supplier requires its second-tier suppliers to avoid the use of 3TG that may finance armed groups in the DRC Region, and to disclose the country of origin for all Conflict Minerals used, and further requires its second tier suppliers to provide their upstream suppliers with a copy of supplier’s Conflict Minerals policy. Additionally, as part of this review, our team also selected a sample of seven second-tier component suppliers to confirm that each of those seven provided a CFSI Template to our direct supplier, and that all smelters reported by such second tier suppliers (a total of 16) within their CFSI Template submissions were also present on our direct supplier’s CFSI Template.

We will continue to mitigate risk and improve our due diligence process including, but not limited to, taking the following steps:

In 2015, we will continue to engage with suppliers to gain better visibility into our 3TG supply chains, and encourage the further adoption of the CFSI Template.

In 2015, we will continue to be an active member of the CFSI.

In 2015, we will continue to work with direct suppliers and engage with our supply chain to increase the quality of the data provided to us.

As smelter/refiner auditing regimes mature, we will refine and improve contractual provisions that direct suppliers to prefer sources from smelters/refiners that are listed as certified by the CFSI.

We will send letters to smelters/refiners identified in our supply chains that are not yet compliant with the CFSI program, and for which we are able to verify contact information, expressing Verizon’s concerns in regards to Conflict Minerals and encouraging those smelters/refiners to participate in the CFSI program.

PRODUCT DESCRIPTION AND DETERMINATION

The due diligence measures set forth above, including the RCOI, were undertaken with respect to suppliers of products that Verizon contracts to manufacture listed below. The products described below are complex devices with many subcomponents contributed by sub-suppliers at multiple tiers within the supply chain. As a result of such measures, the below products are “DRC Conflict Undeterminable” as defined in the Conflict Minerals Rule:

•	FiOS Quantum Gateway Router
•	FiOS uIPC (This equipment will be used to provide a consumer Verizon service not yet deployed in 2014 that is to be returned to Verizon by the customer once the service terminates)

Annex I

3TG Metal	Smelter Name	Smelter Country

Gold	Heraeus Ltd. Hong Kong	Hong Kong

Gold	Mitsui Mining and Smelting Co., Ltd.	Japan

Gold	Mitsubishi Materials Corporation	Japan

Gold	Sumitomo Metal Mining Co., Ltd.	Japan

Gold	Kojima Chemicals Co., Ltd	Japan

Gold	Heraeus Precious Metals GmbH & Co. KG	Germany

Gold	Asahi Pretec Corporation	Japan

Gold	Eco-System Recycling Co., Ltd.	Japan

Gold	Ishifuku Metal Industry Co., Ltd.	Japan

Gold	Jiangxi Copper Company Limited	China

Gold	JX Nippon Mining & Metals Co., Ltd.	Japan

Gold	Matsuda Sangyo Co., Ltd.	Japan

Gold	Nihon Material Co. LTD	Japan

Gold	Solar Applied Materials Technology Corp.	Taiwan

Gold	Tanaka Kikinzoku Kogyo K.K.	Japan

Gold	Tokuriki Honten Co., Ltd	Japan

Gold	Johnson Matthey Inc.	United States

Gold	Japan Mint	Japan

Gold	The Refinery of Shandong Gold Mining Co. Ltd	China

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China

Gold	China National Gold Group Corporation	China

Gold	Guangdong Jinding Gold Limited	China

Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	China

Gold	Metalor Technologies SA	Switzerland

Gold	Heimerle + Meule GmbH	Germany

Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan

Gold	Western Australian Mint trading as The Perth Mint	Australia

Gold	LS-NIKKO Copper Inc.	Korea, Republic of

Gold	Argor-Heraeus SA	Switzerland

Gold	Dowa	Japan

Gold	Metalor USA Refining Corporation	United States

Gold	Royal Canadian Mint	Canada

Gold	CCR Refinery – Glencore Canada Corporation	Canada

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	China

Gold	Umicore SA Business Unit Precious Metals Refining	Belgium

Gold	United Precious Metal Refining, Inc.	United States

Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany

Gold	Materion	United States

Gold	Chugai Mining	Japan

Gold	Johnson Matthey Ltd	Canada

Gold	Valcambi SA	Switzerland

Gold	Caridad	Mexico

Gold	Metalor Technologies (Hong Kong) Ltd	Hong Kong

Gold	Aida Chemical Industries Co. Ltd.	Japan

Gold	Yokohama Metal Co. Ltd	Japan

Gold	Sabin Metal Corp.	United States

Gold	Rand Refinery (Pty) Ltd	South Africa

Gold	Ohio Precious Metals, LLC	United States

Gold	So Accurate Group, Inc.	United States

Gold	Chimet S.p.A.	Italy

Gold	Asaka Riken Co. Ltd	Japan

Gold	Torecom	Korea, Republic of

Gold	Hwasung CJ Co. Ltd	Korea, Republic of

Gold	AngloGold Ashanti Córrego do Sítio Minerção	Brazil

Gold	PAMP SA	Switzerland

Gold	SEMPSA Joyería Platería SA	Spain

Gold	Daejin Indus Co. Ltd	Korea, Republic of

Gold	Do Sung Corporation	Korea, Republic of

Gold	Korea Metal Co. Ltd	Korea, Republic of

Gold	SAMWON METALS Corp.	Korea, Republic of

Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan

Gold	Aurubis AG	Germany

Gold	Kazzinc Ltd	Kazakhstan

Gold	FSE Novosibirsk Refinery	Russian Federation

Gold	DaeryongENC	Korea, Republic of

Gold	Kennecott Utah Copper LLC	United States

Gold	Umicore Brasil Ltda	Brazil

Gold	Cendres & Métaux SA	Switzerland

Gold	The Great Wall Gold and Silver Refinery of China	China

Gold	Zijin Mining Group Co. Ltd	China

Gold	PT Aneka Tambang (Persero) Tbk	Indonesia

Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation

Gold	L’ azurde Company For Jewelry	Saudi Arabia

Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey

Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	Japan

Gold	Daye Non-Ferrous Metals Mining Ltd.	China

Gold	Luoyang Zijin Yinhui Metal Smelt Co. Ltd	China

Gold	Yunnan Copper Industry Co. Ltd	China

Tin	PT Bukit Timah	Indonesia

Tin	Thaisarco	Thailand

Tin	Malaysia Smelting Corporation (MSC)	Malaysia

Tin	PT Timah (Persero), Tbk	Indonesia

Tin	Mitsubishi Materials Corporation	Japan

Tin	Yunnan Tin Company, Ltd.	China

Tin	EM Vinto	Bolivia

Tin	Minsur	Peru

Tin	OMSA	Bolivia

Tin	China Tin Group Co., Ltd.	China

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China

Tin	Gejiu Zi-Li	China

Tin	Huichang Jinshunda Tin Co. Ltd	China

Tin	PT Bangka Putra Karya	Indonesia

Tin	PT Stanindo Inti Perkasa	Indonesia

Tin	Metallo Chimique	Belgium

Tin	PT Tambang Timah	Indonesia

Tin	PT Belitung Industri Sejahtera	Indonesia

Tin	Mineração Taboca S.A.	Brazil

Tin	CV United Smelting	Indonesia

Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	China

Tin	PT REFINED BANGKA TIN	Indonesia

Tin	Fenix Metals	Poland

Tin	PT Artha Cipta Langgeng	Indonesia

Tin	PT Babel Inti Perkasa	Indonesia

Tin	Alpha	United States

Tin	CV Serumpun Sebalai	Indonesia

Tin	PT Mitra Stania Prima	Indonesia

Tin	PT Tinindo Inter Nusa	Indonesia

Tin	Jiangxi Nanshan	China

Tin	Kai Unita Trade Limited Liability Company	China

Tin	PT Eunindo Usaha Mandiri	Indonesia

Tin	PT Sariwiguna Binasentosa	Indonesia

Tin	PT DS Jaya Abadi	Indonesia

Tin	Novosibirsk Integrated Tin Works	Russian Federation

Tin	Linwu Xianggui Smelter Co.	China

Tin	PT Bangka Tin Industry	Indonesia

Tin	CNMC (Guangxi) PGMA Co. Ltd.	China

Tin	Minmetals Ganzhou Tin Co. Ltd.	China

Tin	Cooper Santa	Brazil

Tin	PT Prima Timah Utama	Indonesia

Tin	Soft Metais, Ltda.	Brazil

Tin	Rui Da Hung	Taiwan

Tin	Estanho de Rondônia S.A.	Brazil

Tantalum	H.C. Starck Group	Germany

Tantalum	Global Advanced Metals	United States

Tantalum	Ulba	Kazakhstan

Tantalum	Exotech Inc.	United States

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China

Tantalum	Zhuzhou Cement Carbide	China

Tantalum	F&X Electro-Materials Ltd.	China

Tantalum	Duoluoshan	China

Tantalum	Plansee	Austria

Tantalum	Mitsui Mining & Smelting	Japan

Tantalum	Hi-Temp	United States

Tantalum	Conghua Tantalum and Niobium Smeltry	China

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China

Tantalum	Solikamsk Metal Works	Russian Federation

Tantalum	Kemet Blue Powder	United States

Tantalum	Telex	United States

Tantalum	Tantalite Resources	South Africa

Tantalum	LSM Brasil S.A.	Brazil

Tantalum	Taki Chemicals	Japan

Tungsten	Zhuzhou Cemented Carbide Group Co. Ltd	China

Tungsten	Global Tungsten & Powders Corp.	United States

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China

Tungsten	Wolfram Company CJSC	Russian Federation

Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.	China

Tungsten	Chongyi Zhangyuan Tungsten Co. Ltd	China

Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	China

Tungsten	HC Starck GmbH	Germany

Tungsten	Wolfram Bergbau und Hütten AG	Austria

Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	China

Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China

Tungsten	Kennametal Huntsville	United States

Tungsten	Hunan Chenzhou Mining Group Co.	China

Tungsten	Japan New Metals Co. Ltd	Japan

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Vietnam

Tungsten	A.L.M.T. Corp.	Japan

Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China

Tungsten	Kennametal Fallon	United States

Tungsten	Xiamen Tungsten Co., Ltd	China

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China

Annex II

Argentina

Australia

Austria

Belgium

Bolivia

Brazil

Burma

Canada

Chile

China

Colombia

Czech Republic

Djibouti

Egypt

Estonia

Ethiopia

France

Germany

Guyana

Hungary

India

Indonesia

Ireland

Israel

Ivory Coast

Japan

Kazakhstan

Laos

Luxembourg

Madagascar

Malaysia

Mongolia

Burma

Netherlands

Nigeria

Peru

Portugal

Russia

Sierra Leone

Singapore

Slovakia

South Korea

Spain

Suriname

Switzerland

Taiwan

Thailand

United Kingdom

Kenya

Mozambique

South Africa

Angola

Burundi

Central African Republic

Republic of Congo

Rwanda

South Sudan

Tanzania

Uganda

Zambia

The Democratic Republic of Congo